Exhibit 99.1

• Press Release

For Immediate Release

Company contact: Robert W. Howard, Executive Vice President—Finance and Investor Relations, or William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION TO ACQUIRE PROPERTIES IN POWDER RIVER BASIN

DENVER – (PR Newswire) – April 13, 2006 – Bill Barrett Corporation (NYSE: BBG) today announced that it has entered into an agreement to purchase CH4 Corporation for $80 million, subject to customary adjustments for working capital changes and other matters. CH4 Corporation has approximately 85,500 gross undeveloped acres (51,900 net undeveloped acres) in the Powder River Basin coalbed methane (CBM) play, including acreage in the Hartzog Draw area. The acquired properties are currently producing approximately 6 million cubic feet per day (net) from 163 gross producing wells. Another 128 gross wells are in progress or dewatering. The Company estimates that proved reserves are 11.0 billion cubic feet (Bcf) and probable and possible reserves are 50.4 Bcf as of the effective date of the acquisition, March 1, 2006. Future development costs for these properties are estimated to be $44.5 million, of which an estimated $14.7 million will be spent in 2006. The Company expects to close the acquisition in early May and fund it through borrowings under its recently expanded $400 million revolving credit facility.

Fredrick J. Barrett, Chairman and Chief Executive Officer, commented, “We are excited about the acquisition of these lower risk CBM properties that provide us with long-term production and reserve growth and complement our portfolio of premier Rockies development and exploration projects. This acquisition provides us with greater critical mass and efficiencies in the Powder River Basin and enhances the value of our position in the area. In addition to proved, probable and possible reserves, we believe there may be further upside potential with multi-seam completions and the completion of secondary coals. We have all of the necessary permits and approvals to begin drilling this program immediately.”

Mr. Barrett further added, “Excluding the acquisition price, we do not plan to increase our 2006 capital budget above $350 million. We plan to update our 2006 guidance with our first quarter earnings release in early May.”

Forward-Looking Statements and Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Bill Barrett Corporation may use certain terms in this news release and other communications relating to reserves and production that the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. It is recommended that U.S. investors closely consider the Company’s disclosures in Bill Barrett Corporation’s Form 10-K dated December 31, 2005 filed with the SEC. This document is available through the SEC by calling 1-800-SEC-0330 (U.S.) and on the SEC website at www.sec.gov.

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s Form 10-K dated December 31, 2005 filed with the SEC.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com .

About CH4 Corporation

CH4 is based in Fort Worth, Texas and is a portfolio company of Natural Gas Partners. Natural Gas Partners is an affiliate of NGP Energy Capital Management based in Irving, Texas that invests in all sectors of the energy industry.

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